Exhibit 10.16

EMPLOYMENT AGREEMENT

By and Between

GRUBB & ELLIS COMPANY

and

RICHARD L. FULTON

August __, 2002

Exhibit 10.16

EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August      , 2002, by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 55 East 59th Street, New York, New York 10022 (the “Company”), and RICHARD L. FULTON, an individual residing at 71 Wyn Oak, Nashville, Tennessee (“Executive”).

W I T N E S S E T H:

      WHEREAS, the Company desires to employ Executive and Executive desires to provide his exclusive services to the Company in connection with the Company’s business; and

      WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Executive’s employment.

      NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1.	Employment

      The Company hereby employs Executive as Executive Vice President, Transaction Services — East Coast, and Executive hereby accepts such exclusive employment and agrees to render Executive’s exclusive services as an employee of the Company, for the Term of this Agreement (as set forth in Section 5 below), all subject to and on the terms and conditions herein set forth.

2.	Duties and Responsibilities of Executive

      Executive shall be exclusively employed as Executive Vice President, Transaction Services — East Coast, and Executive agrees to provide Executive’s exclusive services to the Company, subject to the other provisions of this Section 2. Executive’s responsibilities and duties shall be commensurate with those of a regional Executive Vice President — Transaction Services of a company engaged in the business engaged, or proposed to be engaged, in by the Company. Executive shall be responsible for leading the three (3) regional transactional managing directors responsible for New York, the southeast and midwestern areas of the United States. In the performance of his duties, Executive shall report to the Company’s Chief Executive Officer or his designee. Executive shall use Executive’s best efforts to maintain and enhance the business and reputation of the Company and shall perform such other duties commensurate with Executive’s position as may, from time to time, be designated to Executive by the Chief Executive Officer or his designee. Executive shall be available to travel as the reasonable needs of the Company shall require. Executive’s principal place of employment shall be Nashville, Tennessee, but Executive shall make himself available in New York from time to time, as needed. Nothing contained in this Section 2 shall limit Executive’s right to continue his current teaching responsibilities or engage in charitable activities provided the same do not materially effect the performance of Executive’s responsibilities hereunder.

3.	Compensation

          (a)  In consideration for Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Five Hundred Thousand Dollars ($500,000) per annum during the first year of the Term (as hereinafter defined) and Five Hundred Fifty Thousand Dollars ($550,000) per annum during the second year of the Term. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

          (b)  In addition to the Base Salary, Executive shall receive annual bonus compensation (“Bonus Compensation”) based upon the performance of both the Executive and the Company of goals to be established by the Chief Executive Officer of the Company, in consultation with the Executive, within three (3) months of the Executive’s commencement of employment. All Bonus Compensation shall be payable after December 31st of the year to which the Bonus Compensation is applicable in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. Bonus Compensation payable hereunder shall be prorated by reference to the days of the period ending December 31st during which Executive was employed by the Company. The Executive understands and agrees that no assurances have been made to him of any particular amount of bonus to be paid, if any, all Bonus Compensation being within the absolute discretion of the Company.

4.	Benefits

          (a) In addition to the Base Salary and the Bonus Compensation provided for in Section 3 hereof, during the Term Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements, generally made available by the Company to similar executives, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; PROVIDED, that such plans and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement.

          (b) Executive shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company’s business, provided that such expenses are (i) pre-approved by the Company if not in accordance with the Company’s policies, and (ii) adequately documented and vouchered in accordance with the Company’s policies. The Company shall pay or reimburse Executive for all usual and customary dues and subscriptions reasonably related to the performance of Executive’s responsibilities hereunder.

5.	Term of Employment

     The term (the “Term”) of Executive’s employment hereunder shall commence on September 1, 2002 and shall expire two (2) years thereafter, unless terminated prior thereto in accordance with Section 8 hereof.

6.	Confidentiality

          (a) Executive agrees and covenants that, at any time during which Executive is employed by the Company (which, for purpose of this Section 6 shall include the Company’s subsidiaries and affiliates) or thereafter, Executive will not (without first obtaining the express permission of the Company) (i) at any time during employment by the Company or thereafter, divulge to any person or entity, nor use (either by Executive or in connection with any business) any “Confidential Information” (as hereinafter defined in Section 6(c) hereof) and (ii) at any time during employment by the Company or thereafter, divulge to any person or entity, nor use (either by Executive or in connection with any business) any “Trade Secrets” (as hereinafter defined in Section 6(c) hereof) to which Executive may have had access or which had been revealed to Executive during the course of Executive’s employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency, but only after no less than ten (10) days prior consultation with the Company.

          (b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports (collectively, “Inventions”) which Executive may develop during the period Executive is employed under this Agreement (either during regular business hours or otherwise) relating to the fields in which the Company may then be engaged shall belong to the Company; and Executive shall disclose the Inventions to the Company and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

          (c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data in respect of the Company’s operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks, tradenames, tradedress and copyrights) which may be communicated to Executive or to which Executive may have access in the course of Executive’s employment by the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which:

(i)	is, at the time of the disclosure, a part of the public domain through no act or omission by Executive; or

(ii)	is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company.

     As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term “trade secrets” includes all information protectible as “trade secrets” under applicable law.

     Nothing in this Section 6 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

          (d) Executive agrees that at the time of leaving the employ of the Company Executive will deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of the Company (except Executive’s personal files and records) or relating to any employee, officer, director, agent or representative of the Company.

7.	Non-Competition; Non-Solicitation

          (a) Executive hereby agrees and covenants that during the period of Executive’s employment with the Company, Executive will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by the Company (which, for purposes of this Section 7 shall include the Company’s subsidiaries and affiliates) during the period of Executive’s employment with the Company (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7(a)).

          (b) Executive agrees and covenants that for the period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company) directly or indirectly divert or attempt to divert from the Company any business of any kind in which the Company or its subsidiaries or affiliates is engaged, except that, for so long as the “Affiliation Agreement” (as such term is hereinafter defined) is in effect, nothing contained in this Section 7(b) shall limit Centennial, Inc.’s right to conduct business in accordance with its existing practices.

          (c) Executive agrees and covenants that for the Limited Period, Executive will not (without first obtaining the written permission of the Company) directly or indirectly, recruit for employment, or induce or seek to cause such person to terminate his or her employment with the Company, any person who then is an employee of the Company.

8.	Termination

          (a) Cause. Notwithstanding the terms of this Agreement, the Company may discharge Executive and terminate this Agreement for cause (“Cause”) in the event (i) of Executive’s willful and repeated refusal to materially perform his duties hereunder with reasonable diligence or to follow a lawful directive of the Company commensurate with the Executive’s position, in each such case, after specific written notice and a reasonable opportunity to cure (other than a failure or refusal resulting from Executive’s incapacity), (ii) Executive’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in gross reckless conduct that the Company in good faith reasonably determines will have a material adverse affect on the business, assets, properties, results of operations or financial condition of the Company, (iv) Executive shall be convicted of a felony or shall plead nolo contendere in respect thereof, (v) Executive engages in any other criminal conduct that is injurious to the Company, or (vi) Centennial, Inc. (“Centennial”) ceases for any reason to be an affiliate of Grubb & Ellis Affiliates, Inc. (“GBA”), a wholly-owned subsidiary of the Company, pursuant to that certain Commercial Real Estate Brokerage Affiliation Agreement dated May 1, 1998 between Centennial and GBA, as amended (the “Affiliation Agreement”), unless (x) Centennial ceases business operations or (y) Executive no longer, directly or indirectly, either himself or through a family member owns any interest in Centennial. In the event Executive is discharged pursuant to this Section 8(a), (i) Executive’s Base Salary, Bonus Compensation and all benefits under Section 4 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and (ii) the Company shall have no further obligations to Executive except for payment and reimbursement to Executive for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (b) Incapacity. Should Executive become incapacitated to the extent that Executive is unable to perform Executive’s duties pursuant to this Agreement for a period of more than one hundred twenty (120) days in any twelve (12) month period by reason of illness, disability or other incapacity, the Company may, subject to the requirements of applicable law, terminate this Agreement upon one month’s notice at any time after said one hundred twenty (120) day period and the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (c) Death. This Agreement shall terminate immediately upon the death of Executive in which case the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to Executive’s death.

          (d) Termination Without Cause. The Company may terminate Executive’s employment with the Company without Cause (as defined in Section 8(a) above) at any time, upon written notice to Executive, and Executive shall receive upon such termination (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, and (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of six (6) months following the date of such termination or through the end of the Term, whichever period is shorter.

9.	Violation of Other Agreements

     Executive represents and warrants to the Company that Executive is legally able to enter into this Agreement and accept employment with the Company; that Executive is not prohibited by the terms of any agreement, understanding, law or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding, law or policy to which Executive is or may be a party, or by which Executive may be bound or subject; and that Executive is under no physical or mental disability that would hinder the performance of Executive’s duties under this Agreement.

10.	Specific Performance; Damages

     In the event of a breach or threatened breach of the provisions of Sections 6 or 7 hereof, Executive agrees that the injury which could be suffered by the Company (which for purposes of this Section 10 shall include the Company’s successor-in-interest, subsidiaries and affiliates) would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach or threatened breach of Sections 6 or 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including but not limited to issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages. In addition to, and not in limitation of the foregoing, Executive understands and confirms that, in the event of a breach or threatened breach of Sections 6 or 7 hereof, Executive may be held financially liable to the Company for any loss suffered by the Company as a result.

11.	Notices

     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

     In the case of the Company, with a copy simultaneously by like means, to:

Chief Executive Officer
Grubb & Ellis Company
55 East 59th Street
New York, NY 10022

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

12.	Waivers

     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13.	Preservation of Intent

     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Company and Executive agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

14.	Entire Agreement

     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, including, without limitation, the Company’s Executive Change of Control Plan and the Prior Employment Agreement, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

15.	Inurement; Assignment

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Executive hereunder shall be transferable or assignable by Executive.

16.	Amendment

     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

17.	Headings

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.	Counterparts

     This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

19.	Governing Law; Disputes

     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in New York, New York. The arbitration proceeding shall be conducted in New York, New York by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules required by the arbitrator. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE:

Richard L. Fulton

COMPANY:

GRUBB & ELLIS COMPANY

By:

Name:
Title:

Exhibit 10.16

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     This first Amendment to the Employment Agreement (“Amendment”) is entered into as of April 1, 2003 by and between Richard L. Fulton (“Executive”) and Grubb & Ellis Company, a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement (as defined below).

     WHEREAS, an Employment Agreement was entered into between Executive and the Company effective September 1, 2002 (the “Agreement”); and

     WHEREAS, Executive and the Company desire to amend the Agreement and modify certain of its terms.

     NOW THEREFORE, in consideration of each party’s undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1)	Compensation. Section 3(a) of the Agreement shall be amended in its entirety to read, as follows:

a)	Base Salary. In consideration of Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Five Hundred Thousand Dollars ($500,000) per annum for the period from September 1, 2002 through April 15, 2003; Four Hundred Twenty-Five Thousand Dollars ($425,000) per annum for the period from April 16, 2003 through December 31, 2003; and Five Hundred Fifty Thousand Dollars ($550,000) per annum for the remainder of the Term. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

2)	Termination Without Cause. Subsection (d) of Section 8 of the Agreement is hereby amended by adding the following sentence at the end:

“Delivery to Executive of the payments set forth in this Section 8(d) (ii) are subject to the Company’s receipt of a full release of all claims in a form satisfactory to the Company.”

3)	No Other Modifications. Except as modified above, all provisions of the Agreement shall remain in full force and effect, unmodified.

EXECUTIVE		GRUBB & ELLIS COMPANY

By:

Name:

Title:

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